SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 11, 2016

INVUITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37417	04-3803169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

444 De Haro Street

San Francisco, CA 94107

(Address of principal executive offices)

(650) 655-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2016, Invuity, Inc. (the “Company”) and Philip Sawyer, the Chief Executive Officer of the Company, entered into an Executive Change of Control Agreement (the “Sawyer Change of Control Agreement”).  The purpose of the Sawyer Change of Control Agreement is to clarify and amend certain provisions of the Executive Employment Agreement (the “Prior Sawyer Agreement”) effective as of June 15, 2015 between the Company and Mr. Sawyer.  The Sawyer Change of Control Agreement sets forth that Mr. Sawyer is entitled to severance benefits in the event that his employment is terminated by the Company without “Cause” or by Mr. Sawyer for “Good Reason” within the “Change of Control Period” (as each such term is defined in the Sawyer Change of Control Agreement). Such benefits are the same as those set forth in the Prior Sawyer Agreement.  The Sawyer Change of Control Agreement modifies the definition of “Good Reason” to, among other things, make it clear that a material reduction in job duties, responsibilities and requirements inconsistent with Mr. Sawyer’s job duties, responsibilities and requirements prior to the reduction will constitute “Good Reason” irrespective of whether the reason for such reduction is the acquisition of the Company by a larger entity.

The Company and Mr. Sawyer also entered into an Executive Employment Agreement (the “New Employment Agreement”) and an Executive Severance Agreement (the “Sawyer Severance Agreement”) on May 10, 2016, which along with the Sawyer Change of Control Agreement collectively replace and supersede the Prior Sawyer Agreement. The New Employment Agreement contains no modifications to Mr. Sawyer’s current base salary, bonus entitlement or other benefits. The Sawyer Severance Agreement sets forth Mr. Sawyer’s entitlement to severance benefits in the event that his employment is terminated by the Company without “Cause” or by Mr. Sawyer for “Good Reason” outside of the “Change of Control Period” (as each such term is defined in the Sawyer Severance Agreement). Such benefits are the same as those set forth in the Prior Sawyer Agreement.  Certain definitions in the Sawyer Severance Agreement are the same as in the Sawyer Change of Control Agreement as described above.

On May 10, 2016, the Company and James Mackaness, the Chief Financial Officer of the Company (Mr. Mackaness and Mr. Sawyer each, an “Executive”), entered into an Executive Severance Agreement (the “Mackaness Severance Agreement”) and an Executive Change of Control Agreement (the “Mackaness Change of Control Agreement” and, together with the Mackaness Severance Agreement, the “New Mackaness Agreements”) which collectively replace and supersede the Executive Employment Agreement effective as of August 17, 2015 between the Company and Mr. Mackaness. The New Mackaness Agreements contain no modifications to Mr. Mackaness’s current base salary, bonus entitlement or other benefits. The changes in certain definitions in the New Mackaness Agreements are the same as the changes described above in the Sawyer Change of Control Agreement.

As defined in each of the Sawyer Severance Agreement, the Sawyer Change of Control Agreement and the New Mackaness Agreements, “Cause” means the occurrence of any of the following events, as determined by the Board of Directors or a committee designated by the Board, in its sole discretion: (i) Executive’s conviction of, or plea of nolo contendere to, any felony; (ii) Executive’s commission of any act of fraud with respect to the Company; (iii) any intentional misconduct by Executive that has a materially adverse effect upon the Company’s business; (iv) a breach by Executive of any of Executive’s fiduciary obligations as an officer of the Company; or (v) Executive’s willful misconduct or gross negligence in performance of Executive’s duties hereunder, including Executive’s refusal to comply in any material respect with the legal directives of the Board so long as such directives are not inconsistent with Executive’s position and duties.

“Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction in job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements in effect prior to such reduction; (ii) a material reduction of Executive’s total cash compensation; or (iii) Executive’s refusal to relocate the principal place for performance of Company duties to a location more than fifty (50) miles from the Company’s then-present location.  Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVUITY, INC.
Date: May 11, 2016
	By:	/s/ Philip Sawyer
Philip Sawyer
President and Chief Executive Officer